SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           --------------------------


                    Under the Securities Exchange Act of 1934
                                  SCHEDULE 13G
                                (Amendment No. 1)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                Pure World, Inc.
                                ----------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    74622C106
                                    ---------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         |X| Rule 13d-1(c)
         [ ] Rule 13d-1(d)

                                ----------------


                                Page 1 of 5 Pages

                                  SCHEDULE 13G

CUSIP No.         74622C106                                    Page 2 of 5 Pages
- --------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Donald G. Drapkin
- -------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                  (b) [ ]
- -------------------------------------------------------------------------------
3)       SEC USE ONLY

- -------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
- -------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
         NUMBER                       749,000
                               ------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         749,000
         REPORTING             ------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         None
- -------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         749,000
- -------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                        [ ]
- -------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.0%
- -------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON

         IN
- -------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:

                  PURE WORLD, INC.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  376 Main Street
                  P.O. Box 74
                  Bedminster, NJ  07921

Item 2(a).        Name of Person Filing:

                  Donald G. Drapkin


Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  35 East 62nd Street
                  New York, New York 10021


Item 2(c).        Citizenship:

                  U.S.A.


Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share


Item 2(e).        CUSIP Number:

                  74622C106


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

             (a)  [ ]  Broker or Dealer  Registered  Under Section 15 of the Act
                       (15 U.S.C. 78o)

             (b)  [ ]  Bank as defined in section  3(a)(6) of the Act (15 U.S.C.
                       78c)

             (c)  [ ]  Insurance  Company as defined in section  3(a)(19) of the
                       Act (15 U.S.C. 78c)

             (d)  [ ]  Investment  Company  registered  under  section  8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8)

             (e)  [ ]  Investment          Adviser         in         accordance
                       withss.240.13d-1(b)(1)(ii)(E)

             (f)  [ ]  Employee  benefit  plan or endowment  fund in  accordance with ss.240.13d-1(b)(1)(ii)(F)

             (g)  [ ]  Parent  Holding  Company or control  person in accordance with ss.240.13d-1(b)(ii)(G)

             (h)  [ ]  Savings  Association as defined  inss.3(b) of the Federal
                       Deposit Insurance Act (12 U.S.C. 1813)

             (i)  [ ]  Church plan that is excluded  from the  definition  of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ]  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.  Ownership.

             (a)  Amount beneficially owned:  749,000

             (b)  Percent of class:  9.0%

             (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote: 749,000

                     (ii)  Shared power to vote or to direct the vote: None

                     (iii) Sole power to  dispose  or to direct the  disposition of: 749,000

                     (iv) Shared power to dispose or to direct the disposition of: None

Item 5.  Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             N/A


Item 8.  Identification and Classification of Members of the Group.

              N/A


Item 9.       Notice of Dissolution of Group.

              N/A


Item 10. Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                           February 14, 2001
                                           -----------------------------------
                                           Date


                                           /s/ Donald G. Drapkin
                                           -----------------------------------
                                           Signature


                                           Donald G. Drapkin
                                           -----------------------------------
                                           Name/Title